As filed with the Securities and Exchange Commission on October 3, 2014, Registration No. 333-49378

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3
to Registration Statement on Form S-8 under
The Securities Act of 1933*
PROASSURANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-1261433 (I.R.S. Employer Identification No.)
100 Brookwood Place
Birmingham, Alabama 35209
(Address of Principal Executive Offices)
MEDICAL ASSURANCE, INCENTIVE COMPENSATION STOCK PLAN
PROFESSIONALS GROUP, INC. 1996 LONG TERM STOCK INCENTIVE PLAN
(Full title of the plan)

W. Stancil Starnes
Chief Executive Officer
100 Brookwood Place
Birmingham, Alabama 35209
(Name and address of agent for service)
(205) 877-4400
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Jack P. Stephenson, Esq.
Burr & Forman LLP
Suite3400 • 420 North 20th Street
Birmingham, Alabama 35203
(205) 458-5201

* Post-Effective Amendment No. 1 to the Registration Statement originally filed on Form S-4 was filed on January 25, 2002, pursuant to Rule 401(e) of Regulation C to register on Form S-8 shares of registrant's common stock to be issued under the above referenced plans. See “Introductory Statement” following this cover page.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS
On November 6, 2000, Registrant filed a Registration Statement on Form S-4 (File No. 333-49378) (the “Registration Statement”) to register the issuance of 34,741,435 shares of its common stock, pursuant to an Agreement to Consolidate (the "Consolidation Agreement") between Medical Assurance, Inc. (“Medical Assurance”) and Professional Group, Inc. ("Professionals Group") dated June 22, 2000. On June 27, 2001, Medical Assurance and Professionals Group completed their consolidation (the "Consolidation) and became wholly-owned subsidiaries of the newly formed holding company named ProAssurance Corporation (the “Registrant” or “ProAssurance”). Upon consummation of the Consolidation, ProAssurance assumed all options previously granted under Medical Assurance, Inc.'s Incentive Compensation Stock Plan and Professionals Group, Inc.'s 1996 Long Term Stock Incentive Plan (“the Plans”) and on January 25, 2002 filed Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 with respect to 789,970 shares of its common stock reserved for issuance pursuant to options previously granted under the Plans. The Registration Statement also relates to an indeterminate number of shares of common stock of the Registrant that may be issued under the Plans as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities and Exchange Commission. The Registrant further amended the Registration statement on January 25, 2002, by filing Post-Effective Amendment No. 2 to reflect that 7,923,031 of the shares previously registered under the Registration statement on Form S-4 were not issued and were removed from registration.
DESCRIPTION OF AMENDMENT
No options remain outstanding under the Plans and the offering of the shares that continue to be registered under the Registration Statement has terminated. In accordance with the undertaking made by the registrant in Part II of the Registration Statement, this Post-Effective Amendment No. 3 is being filed to deregister and remove from registration as of the date hereof all registered shares of common stock under the amended Registration Statement that remain unissued under the Plans.
SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Homewood, State of Alabama, on this the third day of October, 2014.

PROASSURANCE CORPORATION
By:	/s/ W. Stancil Starnes
W. Stancil Starnes, J. D.